Exhibit 5.1

Opinion and consent of Kramer Levin Naftalis & Frankel LLP

March 20, 2007

Globecomm Systems Inc.
45 Oser Avenue
Hauppauge, New York 11788

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Globecomm Systems Inc., a Delaware corporation (the ‘‘Company’’), in connection with the preparation and filing of a Registration Statement on Form S-3 (the ‘‘Registration Statement’’), for the purpose of registering up to $50,000,000 aggregate public offering price of shares (the ‘‘Shares’’) of common stock, par value $0.001, of the Company.

We have reviewed such documents and made such investigations as we have deemed appropriate to enable us to express an opinion on the matters covered hereby, and we have also examined and relied upon the representations, statements or certificates of officers or representatives of the Company, public officials and others.

Based on the foregoing, we are of the opinion that the Shares have been legally issued, and are fully-paid and non-assessable.

We express no opinion as to any laws other than the General Corporation Law of the State of Delaware and the laws of the State of New York and the federal laws of the United States of America. Our opinion is rendered only with respect to the laws which are currently in effect in such jurisdictions.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption ‘‘Legal Matters’’ in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Kramer Levin Naftalis & Frankel LLP